As filed with the Securities and Exchange
Commission on November 21, 1994.  Registration No. 33-
                                                      -----
- -------------------------------------------------------------

            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                         FORM S-8

  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    THE CLOROX COMPANY
  (Exact name of registrant as specified in its charter)

         Delaware                         31-0595760
(State or other jurisdiction           (I.R.S. Employer
of incorporation or organization)      Identification No.)

1221 Broadway, Oakland, CA                  94612-1888
(Address of Principal Executive Offices)    (Zip Code)

   THE CLOROX COMPANY 1993 DIRECTORS' STOCK OPTION PLAN
                 (Full title of the plan)

       Edward A. Cutter, Senior Vice President -
            General Counsel and Secretary
                    The Clorox Company,
           1221 Broadway, Oakland, CA 94612-1888
          (Name and address of agent for service)

                       510-271-7000
          (Telephone number, including area code,
                   of agent for service)
           ---------------------------------------

              Calculation of Registration Fee
- ---------------------------------------------------------------
                         Proposed  Proposed
Title of      Number     Maximum   Maximum       Amount of
Securities    of shares  Offering  Aggregate     Regis-
to be         to be      Price Per Offering      tration
Registered    Registered Share     Price         Fee
- ---------------------------------------------------------------

Common Stock  100,000    $56.50* $5,650,000.00  $1,948.28*
- ---------------------------------------------------------------

* Pursuant to Rule 457(c) and (h), estimate based on the average high and low sale prices of Clorox common stock on the New York Stock Exchange on November 16, 1994.


                          Part II

    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents are incorporated by reference herein:

         (a) The Company's annual report on Form 10-K for the fiscal year ended June 30, 1994;

         (b) The Company's quarterly report on Form 10-Q for the quarter ended September 30, 1994, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (c)  All other reports filed by the Company since
              June 30, 1994 with the Securities and Exchange
              Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

         (d)  The description of Clorox common stock
              contained in the paragraph entitled "Voting at the Annual Meeting," on page 1 of the Company's proxy statement dated September 28, 1994.

         (e)  All documents subsequently filed by the
              Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Edward A. Cutter, Esq., who has rendered an opinion regarding the validity of the securities being registered hereby, is the Senior Vice President-General Counsel and Secretary of the Company. As of July 29, 1994, Mr. Cutter





                           II-1
owned 40,327 shares of the Company's common stock, including
24,558 shares issuable upon the exercise of stock options that were exercisable within 60 days of such date.

Item 6.  Indemnification of Directors and Officers.

         The Company, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of his or her being or having been a director or officer of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
Part I of Article Eight of the Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers substantially to the fullest extent permitted by the DGCL.

         The Company is also empowered by Section 102(b) of the DGCL to include a provision in its certificate of incorporation to limit a director's liability to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article Nine of the Restated Certificate of Incorporation of the Company states that directors of the Company shall not be liable for monetary damages for breach of fiduciary duty except for liability for (i) a breach of their duty of loyalty to the Company or its stockholders; (ii) any acts or omissions not in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

         Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.







                           II-2
         The Clorox Company 1993 Directors' Stock Option Plan (the "Plan") provides that no member of the committee selected by the board of directors to administer the Plan shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any option issued thereunder.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

                       Exhibit Index

Exh. No.      Description

   (4) The Clorox Company 1993 Directors' Stock Option Plan, attached as Exhibit 10(xi) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, incorporated herein by this reference.

   (5)        Opinion of Edward A. Cutter, Esq., Senior Vice
              President-General Counsel and Secretary
              of the Company (located at page E-1 hereof).

  (23)(a) Consent of Deloitte & Touche LLP (located at page E-2 hereof).

      (b)     Consent of Edward A. Cutter, Esq. (included in
              Exhibit 5 above).

  (24)        Manually executed Power of Attorney of Daniel
              Boggan, Jr., John W. Collins, Ursula
              Fairchild, Jochen Krautter, Juergen Manchot,
              Dean O. Morton, Edward L. Scarff, Lary R.
              Scott, Forrest N. Shumway, James A. Vohs and
              C.A. Wolfe, dated March 16, 1994 (located at page E-3 hereof).

Item 9.  Undertakings.

         The Company hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment referred to in undertaking (a) above shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (d)  That, for purposes of determining any
              liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (e)  That, insofar as indemnification for
              liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California on November 21, 1994.

                             THE CLOROX COMPANY



                             By: /s/ G. CRAIG SULLIVAN
                                 G. Craig Sullivan
                                 Chairman and
                                 Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        Signature                       Title                    Date
- -----------------------------  ---------------------------  -----------------------

/s/ G. CRAIG SULLIVAN          Chairman of the Board,       November 21, 1994
    G. Craig Sullivan            Chief Executive Officer
                                 and Director (principal
                                 executive officer)


/s/ WILLIAM F. AUSFAHL         Group Vice President,        November 21, 1994
    William F. Ausfahl           Chief Financial Officer
                                 and Director (principal
                                 financial officer)


/s/ HENRY J. SALVO, JR.        Vice President-Controller    November 21, 1994
    Henry J. Salvo, Jr.          (principal accounting
                                  officer)


/s/ DANIEL BOGGAN, JR.           Director                     November 21, 1994
   * Daniel Boggan, Jr.



        Signature                       Title                    Date
- -----------------------------  ---------------------------  -----------------------


/s/ JOHN W. COLLINS            Director                     November 21, 1994
    * John W. Collins


/s/ URSULA FAIRCHILD           Director                     November 21, 1994
    * Ursula Fairchild


/s/ JOCHEN KRAUTTER            Director                     November 21, 1994
    * Jochen Krautter


/s/ JUERGEN MACHOT             Director                     November 21, 1994
    * Juergen Manchot


/s/ DEAN O. MORTON             Director                     November 21, 1994
    * Dean O. Morton


/s/ EDWARD L. SCARFF           Director                     November 21, 1994
    * Edward L. Scarff


/s/ LARY R. SCOTT              Director                     November 21, 1994
    * Lary R. Scott


/s/ FORREST N. SHUMWAY         Director                     November 21, 1994
    * Forrest N. Shumway


/s/ JAMES A. VOHS              Director                     November 21, 1994
    * James A. Vohs


/s/ C. A. WOLFE                Director                     November 21, 1994
    * C. A. Wolfe



* By /s/ EDWARD A. CUTTER
      Edward A. Cutter, Esq.
      (Attorney in Fact)